                                                                    EXHIBIT 99.1

   Hearst-Argyle
  ---------------
  TELEVISION, INC.
www.hearstargyle.com

       NEWS

                                                        Contact: Thomas W. Campo
                                                                 (212) 887-6827


                   HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS
                      FOR THE THIRD QUARTER AND NINE MONTHS

NEW YORK, NY, October 30, 2002 - Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third quarter earnings grew to $0.27 per diluted share, from an adjusted (for SFAS 142) $0.07 per diluted share in the 2001 third quarter.

     In last year's third quarter, the reported loss per share of $(0.07) included a charge of $0.14 for amortization of intangibles and goodwill which is no longer required with the implementation on January 1, 2002 of SFAS 142 (see accompanying notes to the financial statements).

     Revenues for the quarter grew 22%, to $176.5 million, from $145.2 million in the third quarter of 2001, while operating cash flow (as defined in the notes to the Company's financial statements) grew 57%, to $74.2 million, from $47.2 million in the third quarter of 2001. Income applicable to common stockholders increased to $24.8 million from an adjusted (for SFAS 142) $6.6 million in the third quarter of 2001.


Nine-Month Results
------------------

     For the nine months ending September 30, 2002, earnings per diluted share of $0.75 increased 3% from an adjusted (for SFAS 142) $0.73 per diluted share in the comparable period in 2001. Prior-year results included a one-time gain, reported in "Other income, net" (reflecting the sale of radio properties, partially offset by investment write-downs) in the first quarter of 2001, of $0.33 per diluted share. Excluding "Other income, net," as well as adjusting for SFAS 142, the Company's nine-month 2002 diluted earnings per share of $0.75 represents an 88% gain over the adjusted nine-month 2001 diluted EPS of $0.40.

     Revenues for the nine months grew 9%, to $513.7 million, from $469.9 million in the first nine months of 2001, while operating cash flow grew 22%, to $214.9 million, from $175.5 million in the comparable period of 2001. Income applicable to common stockholders increased 3% to $69.2 million, from an adjusted (for SFAS 142) $67.5 million in 2001. Excluding the one-time gain included in "Other income, net," as well as adjusting for SFAS 142, the Company's nine-month 2002 net income applicable to common shareholders of $69.0 million represents an 85% increase from an adjusted $37.3 million in the comparable period of 2001.

Hearst-Argyle Third Quarter...2


     "Our third quarter performance was quite strong, notwithstanding the favorable comparables to third quarter 2001," said David J. Barrett, Hearst-Argyle Television president and chief executive officer. "Better-than-expected political spending and continued year-over-year spending increases from core categories such as automotive, movies, financial services, beverages, retail and furniture/housewares were key growth drivers during the quarter.

     "Our leading news stations are capturing significant shares of political spending this year," Barrett noted, "particularly in the key states of California, New Hampshire, Florida, South Carolina, Maryland, and Iowa, where major races are being hotly contested. We now expect that full-year political revenues will exceed our same-station 2000 total of $57.7 million. While political advertising is not wholly incremental, it has significantly contributed to our top-line growth this year. Our strong local ratings positions and heavy demand on inventory create a dynamic that drives growth, and our stations are optimizing this opportunity very effectively. We are particularly pleased that our ongoing expense-control discipline enabled us to convert 86% of incremental revenue growth to operating cash flow. Our overall operating cash flow margin of 42% is reflective of the strength of our business model.

     "Hearst-Argyle stations continue to provide local news viewers with outstanding coverage of important news stories," Barrett added, "such as our localized coverage of the one-year anniversary of 9/11, and last week's coverage of the Washington, DC sniper story by WBAL-TV, Baltimore, and our Washington Bureau. And our company-wide political coverage effort, Commitment 2002, an element of which is our pledge of five minutes' nightly airtime for candidate discourse, is again making a very positive contribution to the election process across the 22 states where our stations serve the public interest."


Revenues
--------

     Barrett noted that the Company's same-station revenues and operating cash flow for the quarter grew 23% and 59%, and for the nine months grew 11% and 24%, respectively.

     He also noted that, for the third quarter, local advertising on a pro forma, same-station basis grew approximately 25%; national advertising grew about 29%. For the nine months, local advertising grew approximately 11%; national advertising grew approximately 17%.

     Net political revenues on a GAAP basis for the third quarter and nine months were $21.3 million and $34.2 million, respectively, compared to $1.5 million and $3.8 million for the third quarter and nine months of 2001.

Hearst-Argyle Third Quarter...3


Expenses
--------

     On a GAAP basis, company operating expenses (including station operating expenses and corporate, general and administrative expenses but excluding program amortization) increased by 4% for the quarter and 1% for the nine-month period. Expense increases were primarily attributable to performance-related sales and bonus costs and increases in the costs of insurance and benefits programs.

     Program amortization increased 4% for the quarter and nine months, largely as a result of the recent acquisition of "Oprah" in Sacramento, Greenville, and Winston-Salem. "The 'Oprah' acquisition already has contributed to ratings and revenue growth in these markets," Barrett noted. "Fifteen Hearst-Argyle stations now carry 'Oprah' and benefit from its strong audience lead-in to early evening local news broadcasts."


Capital Expenditures
--------------------

     For the quarter, the Company's capital expenditures were $5.8 million, compared to $6.4 million in the third quarter of 2001. For the nine months, capital expenditures were $19.0 million - of which $11.2 million were for digital television (DTV) expenditures -- compared to $23.3 million in the nine-month period in 2001. The Company remains on track to complete approximately $29.0 million of capital expenditures for the year, of which up to $17.0 million will have been for DTV. Since 1997, the Company has invested approximately $50.0 million on its DTV build-outs, and expects to invest an additional $20.0 million, approximately, to complete expenditures related to the FCC-mandated DTV build-outs.

     Of the Company's 27 television stations (not including satellite stations), 23 are transmitting high definition programming on digital channels, with a 24th expected to do so by the end of the week. The Company has applied with the FCC for extensions for DTV implementation of certain of its other stations, due in part to local zoning issues.


Liquidity and Financial Flexibility
-----------------------------------

     "The positive year-to-date results have substantially enhanced the financial position of the Company," said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer. "After payment of interest, taxes, dividends and capital expenditures, the Company was able to fund nearly $123 million of long-term debt principal reductions during the nine-month period. At September 30, the Company's leverage ratio, defined as total debt to trailing 12-months operating cash flow, had significantly improved to 3.65 times.

Hearst-Argyle Third Quarter...4


      "As more than 85% of the Company's total debt matures after 2005," Hawks continued, "the Company's liquidity and financial flexibility have steadily improved. In partial recognition of the improving fundamentals, Standard & Poor's has changed its Outlook on the Company's credit rating to `Stable.'" Both Standard & Poor's and Moody's Investor Services rate Hearst-Argyle Television's debt as investment-grade. The S&P rating is BBB-; the Moody's rating is Baa3.


Earnings Guidance
-----------------

     The Company's guidance for the quarter is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the "Safe Harbor" statement regarding forward-looking comments at the end of this press release.


4th Quarter Outlook
-------------------

     "We are pleased that the Company achieved strong growth and very favorable results in the quarter, exceeding our prior guidance and consensus estimates," Hawks said.

     "Based upon current station pacings and industry outlook," Hawks continued, "we anticipate our net revenues in the fourth quarter to grow in the upper teens on a GAAP percentage basis, resulting in operating cash flow (OCF) growth in the 30%-35% range and an EPS in the range of $0.37 to $0.39. This would result in full-year revenue growth of approximately 11%, OCF growth of approximately 25%, and EPS in the range of $1.12 to $1.14." Hawks noted that the Company's net revenues, operating cash flow and SFAS 142-adjusted EPS for the fourth quarter of 2001 were $172 million, $69.7 million and $0.24, respectively. Hawks noted that the Company intends to provide revenue guidance for the first quarter of 2003 when it announces fourth-quarter 2002 results.


3rd-Quarter Conference Call

     Hearst-Argyle will host a conference call at 9:30 a.m. eastern time today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company's Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The dial-in number for the call is (800) 369-1956; a replay of the call will be available through November 6 at (800) 945-6396, both accessible with the identification "Hearst-Argyle."

Hearst-Argyle Third Quarter...5


About Hearst-Argyle

     Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company's television stations reach about 17.5% of U.S. TV households, making it one of the largest U.S. television station groups not primarily aligned with a single network. The Company owns 10 NBC affiliates, making it the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional 12th ABC station owned by The Hearst Corporation, making it the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is controlled by The Hearst Corporation. Hearst-Argyle trades on the New York Stock Exchange under the symbol "HTV."

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

                         Hearst-Argyle Television, Inc.
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                          Three Months Ended               Nine Months Ended
                                                             September 30,                   September 30,
                                                       -------------------------        -------------------------
                                                         2002(1)        2001(2)           2002(1)         2001(2)
                                                       -------------------------        -------------------------
                                                             (In thousands,                    (In thousands,
                                                         except per share data)            except per share data)

Total revenues ....................................    $  176,475     $  145,188        $  513,700      $  469,898

Station operating expenses ........................        81,974         79,722           241,077         240,048
Amortization of program rights ....................        15,167         14,527            44,756          42,981
Depreciation and amortization .....................        10,383         32,591            31,304          97,743
                                                       -------------------------        -------------------------
Station operating income ..........................        68,951         18,348           196,563          89,126

Corporate general and administrative expenses .....         5,254          3,894            13,493          11,427
                                                       -------------------------        -------------------------
Operating income ..................................        63,697         14,454           183,070          77,699

Interest expense, net (3) .........................        18,641         23,983            55,804          77,449
Trust preferred dividends (4) .....................         3,750           --              11,250              --
Other income, net (5) .............................          --             --                 299          48,778
Equity in loss of affiliates (6) ..................           703          1,683             2,979           4,721
                                                       -------------------------        -------------------------
Income (loss) before income taxes .................        40,603        (11,212)          113,336          44,307


Income taxes ......................................        15,428         (4,770)           43,067          20,769
                                                       -------------------------        -------------------------
Net income (loss) .................................        25,175         (6,442)           70,269          23,538

Less preferred stock dividends (7) ................           337            355             1,048           1,066
                                                       -------------------------        -------------------------
Income applicable to common stockholders ..........    $   24,838     $   (6,797)       $   69,221      $   22,472
                                                       =========================        ==========================

Income (loss) per common share-basic ..............    $     0.27     $    (0.07)       $     0.75      $     0.24
                                                       =========================        ==========================
Number of common shares used in the calculation ...    $   92,273         91,792            92,082          91,807

Income (loss) per common share-diluted ............    $     0.27     $    (0.07)       $     0.75      $     0.24
                                                       =========================        ==========================
Number of common shares used in the calculation ...        92,606         91,792            92,470          92,030


Results Adjusted for SFAS 142 (8):
----------------------------------
As reported income (loss) applicable to
  common stockholders .............................    $   24,838     $   (6,797)       $   69,221      $   22,472
Amortization of goodwill and certain other
  intangibles (after tax)..........................          --           13,362              --            45,032
                                                       -------------------------        -------------------------
Adjusted income applicable to common stockholders .    $   24,838     $    6,565        $   69,221      $   67,504
                                                       =========================        ==========================
Adjusted income per common share-basic ............          0.27     $     0.07        $     0.75      $     0.74
                                                       =========================        ==========================
Adjusted income per common share-diluted ..........    $     0.27     $     0.07        $     0.75      $     0.73
                                                       =========================        ==========================

Results Adjusted for SFAS 142 and Other income, net (9):
--------------------------------------------------------
As reported income (loss) applicable to
  common stockholders .............................    $   24,838     $   (6,797)       $   69,221      $   22,472
Amortization of goodwill and certain other ........          --           13,362              --            45,032
intangibles (after tax)...
Other income, net (after tax) .....................          --             --                (185)        (30,242)
                                                       -------------------------        -------------------------
Adjusted income applicable to common stockholders .        24,838          6,565            69,036          37,262
                                                       =========================        ==========================
Adjusted income per common share-basic ............    $     0.27     $     0.07        $     0.75      $     0.41
                                                       =========================        ==========================
Adjusted income per common share-diluted ..........    $     0.27     $     0.07        $     0.75      $     0.40
                                                       ===========================================================

Supplemental Financial Data:
----------------------------
Broadcast cash flow (10) ..........................    $   79,433     $   51,113        $  228,397         186,926
Broadcast cash flow margin ........................          45.0%          35.2%             44.5%           39.8%
Operating cash flow (10) ..........................    $   74,179     $   47,219        $  214,904      $  175,499
Operating cash flow margin ........................          42.0%          32.5%             41.8%           37.3%
Program payments ..................................    $   15,068     $   14,353        $   44,226      $   42,924
Capital expenditures ..............................    $    5,848     $    6,374        $   18,963      $   23,257
Long-term debt, net of cash .......................                                     $1,028,475      $1,411,949
Common shares outstanding, net ....................                                         92,314          91,803

See accompanying notes on the following pages.

Notes to Condensed Consolidated Statements of Operations

         (1) Includes the results of the Company's 24 television stations which were owned for the entire period presented and the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

         (2) Includes (i) the results of 23 (which excludes WMUR-TV) of the Company's television stations which were owned for the entire period presented;
(ii) the management fees earned by the Company from the three television and two radio stations managed by the Company for the entire period presented; (iii) the Time Brokerage Agreement ("TBA") for WMUR-TV from January 1 through March 27, 2001; (iv) the results of WMUR-TV, after its acquisition by the Company, from March 28 through September 30, 2001; (v) the TBA for KTAR-AM, KMVP-AM and KKLT-FM (the "Phoenix Stations") from January 1 through March 27, 2001; and (vi) the results of WBOY-TV after its acquisition by the Company, from April 30 to September 30, 2001.

         (3) On July 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. In accordance with SFAS 145, the Company has reclassified certain amounts reported in prior periods that were previously classified as extraordinary items, net of related income taxes. Such reclassifications had no effect upon the Company's reported net income, but resulted in a decrease of approximately $0.8 million to reported Interest expense, net, for the three and nine months ended September 30, 2001, respectively.

         (4) Represents trust preferred dividends relating to the private placement of convertible trust preferred securities in the amount of $200 million by a consolidated subsidiary trust of the Company in December 2001.

         (5) In the nine months ended September 30, 2002, Other income, net represents an escrow closing fee paid to the Company in connection with the sale of the Phoenix stations in March 2001. In the nine months ended September 30, 2001, Other income, net represents the $72.6 million pre-tax gain from the sale of the Phoenix Stations, partially offset by a $23.8 million pre-tax write-down of the carrying value of some of the Company's investments.

         (6) Represents the Company's equity interests in the operating results of Internet Broadcasting Systems, Inc. ("IBS") and NBC/Hearst-Argyle Syndication, LLC in the three and nine months ended September 30, 2002 and 2001.

         (7) Represents preferred stock dividends relating to the preferred stock issued in conjunction with the acquisition of KHBS/KHOG.

         (8) On January 1, 2002 the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be assessed for impairment at least annually by applying a fair value-based test. The provisions of SFAS 142 are effective for periods after adoption and retroactive application is not permitted. The historical results of periods prior to 2002 do not reflect the effect of SFAS 142 and, accordingly, the third quarter of 2001 includes amortization expense of $22.4 million ($13.4 million net of pro forma tax effects) and the nine months ended September 30, 2001 includes amortization expense of $66.3 million ($45.0 million net of pro forma tax effects). The adjusted results present net income applicable to common stockholders and income per common share as if SFAS 142 had been implemented on January 1, 2001.

         (9) The pro forma adjusted results are presented for comparability purposes, giving effect to the Company's adoption of SFAS 142 as if it occurred on January 1, 2001, and excluding Other income, net on a pro-forma after-tax basis. See Note 5 for a discussion of Other income, net.

         (10) Broadcast cash flow is defined as station operating income, plus depreciation and amortization, plus amortization of program rights, minus program payments. Operating cash flow, also known as EBITDA, is defined as broadcast cash flow less corporate general and administrative expenses. The Company has included these measures because management believes that such data are commonly used measures of performance among companies in the broadcast industry. These measures are also frequently used by investors, analysts, valuation firms and lenders. Broadcast cash flow and operating cash flow should not be considered in isolation or as alternatives to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flow from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. These measures are believed to be, but may not be comparable to, similarly titled measures used by other companies.